EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

TESSERA UPDATES FIRST QUARTER 2009 GUIDANCE

- Guidance Includes Amkor Payments of $64.1 Million -

SAN JOSE, Calif. - Feb. 19, 2009 - Tessera Technologies, Inc. (NASDAQ: TSRA) today raised its first quarter 2009 total revenue guidance to range between $114.6 million and $118.6 million. The guidance reflects payments made by Amkor Technologies to Tessera in February as per the terms of the International Chamber of Commerce's International Court of Arbitration one-time award to Tessera for Amkor's material breach of its license agreement.

The $64.1 million will be reflected in two income statement categories. First, $60.6 million for royalties owed for the time period March 2, 2002 through December 1, 2008, will be recognized as Micro-Electronics Royalty and License Fees. Second, the remaining $3.5 million for interest owed will be recorded as Other Income.

Tessera, therefore, is raising its first quarter 2009 Micro-electronics Royalty and License Fees, which are now expected to range between $106.6 million and $108.6 million. As previously stated, the Royalty and License Fees guidance includes fees received from Motorola to extend its option agreement with Tessera that enables Motorola to enter into a pre-negotiated license agreement with Tessera and settle all outstanding litigation between the companies. The option runs through mid-April 2009.

As a result of the recently granted stay in Tessera's U.S. International Trade Commission Investigation No. 337-TA-649 (Subcon ITC action), the company now expects its first quarter 2009 litigation expenses to be moderately less than the fourth quarter of 2008.

The company reiterated its guidance on its other first quarter 2009 items, which remain unchanged:

  Imaging & Optics Revenue, in total, is expected to range between $8.0 million and $10.0 million.
    Imaging & Optics Royalty and License Revenue will range between $5.0 million and $6.0 million.
    Imaging & Optics Products and Services Revenue will range between $3.0 million and $4.0 million.
  Non-GAAP operating expenses are projected to range between $32.0 million and $33.0 million, excluding litigation expenses.
  Stock-based compensation is projected to be approximately $6.7 million
  Amortization charges are expected to be approximately $2.9 million.
  First quarter cash taxes are expected to be approximately $3.4 million. The receipt of the Amkor payments will impact the company's cash taxes beginning in the second quarter 2009.

About Tessera

Tessera Technologies develops and delivers technologies for wireless, consumer and computing products. The company's packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company's projected financial results for the first quarter of 2009. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company's financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.